SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2006

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-17771	75-2243266
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

101 Hudson Street New Jersey, New Jersey (Address of principal executive offices)	07302 (Zip code)

Registrant’s telephone number, including area code: (201) 604-4402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c) At a meeting of the Board of Directors of Franklin Credit Management Corporation (the “Company”) held on August 17, 2006, William F. Sullivan, age 56, was appointed by the Board of Directors of the Company to the position of Chief Operating Officer effective immediately.

Mr. Sullivan was elected a Director of the Company in 1996. Mr. Sullivan served as the Company’s General Counsel from February 2006 until April 2006, and as the Company’s Executive Vice President - Servicing from April 2006 until August 2006. From July 2004 until February 2006, Mr. Sullivan was the sole proprietor of the Law Office of William F. Sullivan. From 1985 until June 2004, Mr. Sullivan was a Partner at Marnik & Sullivan, a general practice law firm. Mr. Sullivan is admitted to both the New York State and Massachusetts Bar Associations. Mr. Sullivan graduated from Suffolk University School of Law and holds a Bachelor of Arts degree in Political Science from the University of Massachusetts.

Mr. Sullivan will continue to be employed under his existing employment agreement with the company, effective February 1, 2006 and as subsequently modified (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Sullivan will continue to receive an annual base salary of $275,000, which shall be reviewed at least annually by the Company. Mr. Sullivan will continue to be entitled to receive an annual bonus based on his performance and the performance of the Company, the amount of which shall be subject to the reasonable discretion of the Board of Directors of the Company. Mr. Sullivan will also continue to receive a car allowance of $400 per month. Mr. Sullivan’s term of employment shall continue until it is terminated in accordance with the Employment Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                FRANKLIN CREDIT MANAGEMENT CORPORATION

                By: /s/ Kevin Gildea
            Name: Kevin Gildea
            Title:   General Counsel

Date: August 23, 2006